CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 23 to the registration statement (No. 33-10327) on Form N-1A (the "Registration Statement") of our report dated December 11, 1998 relating to the financial statements and financial highlights appearing in the October 31, 1998 Annual Reports of State Street Research Strategic Portfolios: Conservative, State Street Research Strategic Portfolios: Moderate and State Street Research Strategic Portfolios: Aggressive (a series of State Street Research Financial Trust), which report is also referenced in the Prospectus. We also consent to the reference to us under the heading "Independent Accountants" in such Statement of Additional Information and to the reference to us under the heading "Financial Highlights" in such Prospectus.


/s/ PricewaterhouseCoopers LLP


PricewaterhouseCoopers LLP
Boston, Massachusetts
February 12, 1999